EXHIBIT 10.4

                            STOCKHOLDERS AGREEMENT

                                 BY AND AMONG

                            CERTAIN STOCKHOLDERS OF

                           CORNELL CORRECTIONS, INC.


                                OCTOBER 8, 1996
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                            STOCKHOLDERS AGREEMENT


            STOCKHOLDERS AGREEMENT, dated as of October 8, 1996, by and among(a) David M. Cornell (including his guardian, the executor of his estate or other personal representative, "Cornell"), (b) Charterhouse Equity Partners II, L.P. and Chef Nominees Limited (collectively, "Charterhouse Group"), and (c) Concord Partners; Concord Partners II, L.P.; Concord Partners Japan Limited; Dillon, Read & Co., as Agent; Lexington Partners III, L.P. and Lexington Partners IV, L.P. (collectively, "Dillon Read Group"). Cornell, Charterhouse Group, and Dillon Read Group are also collectively referred to herein as the "Holders."


                             W I T N E S S E T H:


            In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date (as defined in Section 3 below), as follows:

            Section 1. DEFINITIONS. The following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined).

            "AGREEMENT" means this Stockholders Agreement, including all amendments and modifications hereof, supplements hereto, and any exhibits or schedules to any of the foregoing, and shall refer to this Stockholders Agreement as the same may be in effect at the time such reference becomes operative.

            "COMMON STOCK" means the Common Stock, par value $.001 per share, of the Company.

            Section 2.  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS.

            (a) The Company has previously furnished to the Holders copies of the Restated Certificate of Incorporation dated September 30, 1996 of the Company and the Amended and Restated Bylaws dated October 1, 1996 of the Company (collectively, the "Charter Documents"). From and after the date hereof, each Holder shall vote all shares of Common Stock beneficially held by him or it and which he or it has the power to vote (including any shares of Common Stock hereafter acquired or owned by such Holder), at any regular or special meeting of stockholders of the Company and shall otherwise take all actions necessary to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

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            (b) From and after the date hereof, each Holder shall vote all shares of Common Stock beneficially held by him or it and which he or it has the power to vote (including any shares of Common Stock hereafter acquired or owned by such Holder), at any regular or special meeting of stockholders of the Company called for the purpose of filling positions on the Board of Directors of the Company and shall use its best efforts to otherwise take all actions necessary to ensure that the following members are elected to the Board of Directors of the Company: (i) one individual (who may be Cornell) designated by Cornell (the "Cornell Nominee"), (ii) one individual designated by Charterhouse Group (the "Charterhouse Nominee"), and (iii) one individual designated by Dillon Read Group (the "Dillon Read Nominee").

            (c) If, prior to his or her election to the Board of Directors of the Company pursuant to Section 2(b) hereof, any Cornell Nominee, Charterhouse Nominee or Dillon Read Nominee shall be unable or unwilling to serve as a director of the Company, the entity designating such nominee shall be entitled to nominate a replacement who shall then be the Cornell Nominee, Charterhouse Nominee or Dillon Read Nominee, as the case may be, for the purposes of this
Section 2. If, following election to the Board of Directors of the Company pursuant to Section 2(b) hereof, any Cornell Nominee, Charterhouse Nominee, or Dillon Read Nominee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, then the person or entity designating such nominee may, at any time thereafter, notify the other Holders in writing of a replacement, and the remaining Cornell Nominee, Charterhouse Nominee and Dillon Read Nominee, as applicable, and Cornell, Charterhouse Group and Dillon Read Group, shall use its best efforts to take all actions necessary to ensure the election to the Board of Directors of the Company of such replacement nominee to fill the unexpired term of the prior nominee.

            (d) Each Holder hereby agrees to use such Holder's best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company and to vote all of the shares of Common Stock owned or controlled by such Holder for the removal (with or without cause) of any nominee designated and elected pursuant to Section 2(b) hereof if the person or entity designating such nominee shall have given written notice to each of the other Holders of its desire to have such nominee removed.

            (e) Each Holder hereby agrees that, except as provided in Section 2(d) hereof, he or it shall not vote to remove any director who is a Cornell Nominee, Charterhouse Nominee or Dillon Read Nominee without Cause (as such term is hereinafter defined). For the purposes of this Section 2(e) only, "Cause" shall mean (i) the commission by a director of an act of fraud or embezzlement against the Company or any of its subsidiaries or (ii) a conviction for a felony (or a plea of NOLO CONTENDERE thereto) or guilty plea of such director with respect to a felony.

            (f) In order to effectuate the provisions of this Section 2, the Holders hereby agree that when any action or vote is required to be taken by such Holders pursuant to this Agreement, such Holders shall use their respective best efforts to call, or cause the appropriate

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officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, to effectuate such stockholder action.

            Section 3. EFFECTIVE TIME. This Agreement shall become effective only upon the closing date (the "Effective Date") of an initial public offering of shares of Common Stock by the Company pursuant to a registration statement that shall have become effective under the Securities Act of 1933, as amended. If the Effective Date has not occurred prior to December 31, 1996, this Agreement shall become null and void and be of no force or effect.

            Section 4.  TERMINATION.

            (a) This Agreement will terminate upon the first to occur of (i) four years from the Effective Date or (ii) the Holders collectively owning less than 25% of the outstanding shares of Common Stock of the Company.

            (b) This Agreement will terminate as to any Holder upon such Holder owning less than 5% of the outstanding shares of Common Stock of the Company.

            Section 5. SPECIFIC PERFORMANCE. Each of the Holders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Holders shall waive the defense in any action for specific performance that a remedy at law would be adequate and that the Holders, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

            Section 6.  MISCELLANEOUS.

            (a) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

            (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof except to the extent expressly set forth herein.

            (c) NOTICES. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and (i) delivered in person with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight courier with guaranteed next day delivery or (iv) sent by telex or telecopier to the party to whom directed at the following address:

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                  (i)   If to Cornell, to him at:

                        David M. Cornell
                        Cornell Corrections, Inc.
                        4801 Woodway
                        Suite 400W
                        Houston, Texas 77056
                        Fax: (713) 623-2853

                  (ii)  If to any Charterhouse Group entity, to it at:

                        Charterhouse Equity Partners II, L.P.
                        c/o Charter Group International, Inc.
                        535 Madison Avenue
                        New York, NY 10022-4299
                        Attention: Richard T. Henshaw
                        Fax: (212) 750-9704

                  (iii) If to any Dillon Read Group entity, to it at:

                        Dillon, Read & Co. Inc.
                        535 Madison Avenue
                        New York, New York 10022
                        Attention: Peter Leidel
                        Fax: (212) 308-5107

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, three (3) business days after the same shall have been deposited in the United States mail, one business day after sent by overnight courier or on the day telexed or telecopied.

            (d) APPLICABLE LAW. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

            (e) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement,

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including any provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

            (f) SUCCESSOR, ASSIGNS, TRANSFEREES. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

            (g) AMENDMENTS; WAIVERS. This Agreement may not be amended, modified or supplemented and no waivers of or consent to departures from the provisions hereof may be given unless consented to in writing by the Charterhouse Group, Dillon Read Group and Cornell.

            (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

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            IN WITNESS WHEREOF, the parties hereto have executed this
Stockholders Agreement as of the date first above written.

                                DAVID M. CORNELL


                                /S/ DAVID M. CORNELL


                                CHARTERHOUSE EQUITY
                                PARTNERS II, L.P.

                                By: Chusa Equity Investors II, L.P.,
                                    general partner

                                By: Charterhouse Equity II, Inc.,
                                    general partner


                                By: /S/ RICHARD T. HENSHAW III
                                Title:


                                CHEF NOMINEES LIMITED

                                By:  Charterhouse Group International Inc.,
                                     Attorney-in-fact


                                By: /S/ RICHARD T. HENSHAW III
                                Title:


                                CONCORD PARTNERS


                                By: /S/ PETER A. LEIDEL
                                Title:


                                CONCORD PARTNERS II, L.P.


                                By: /S/ PETER A. LEIDEL
                                Title:

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                                CONCORD PARTNERS JAPAN LIMITED


                                By: /S/ PETER A. LEIDEL
                                Title:


                                DILLON, READ & CO., INC., as Agent


                                By: /S/ DAVID W. NIEMIEC
                                Title:



                                LEXINGTON PARTNERS III, L.P.


                                By: /S/ DAVID W. NIEMIEC
                                Title:



                                LEXINGTON PARTNERS IV, L.P.


                                By: /S/ DAVID W. NIEMIEC
                                Title:

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